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                         EXHIBIT 23

             CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders
Star Technologies, Inc.:


We consent to incorporation by reference in the Registration Statement (No. 33-42042 and No. 2-97518) on Forms S-8 of Star Technologies, Inc. of our report dated May 31, 1996, relating to the consolidated statements of financial position of Star Technologies, Inc. and subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended March 31, 1996, and the related consolidated schedule, which report appears in the March 31, 1996 annual report on Form 10-K of Star Technologies, Inc.



KPMG PEAT MARWICK LLP



McLean, Virginia
June 28, 1996